Exhibit 99.(h)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTED ADMINISTRATION AGREEMENT (this “Agreement”) is entered into on this [  ] day of [  ], 2014 between Sentinel Group Funds, Inc., a Maryland corporation (“Corporation”), and Sentinel Administrative Services, Inc., a Vermont corporation (“SASI”), with respect to various classes of shares (“Shares”) of each of the series of the Corporation (“Funds”).

WITNESSETH

WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, it is in the interest of the Corporation to make administrative services available to shareholders of the Funds;

WHEREAS, SASI acts as the administrator for the Funds pursuant to the Administration Agreement dated as of June 7, 2007 (the “Original Agreement”) and performs certain administrative functions in connection with the offering of various Shares of the Funds;

WHEREAS, SASI and the Corporation wish to amend and restate the Original Agreement to provide for additional supervisory services to be provided by SASI and to reflect certain other changes as reflected herein;

NOW, THEREFORE, the Corporation and SASI do mutually agree and promise as follows:

1.                                      APPOINTMENT.  The Corporation hereby appoints SASI to act as administrator for the Funds on the terms set forth in this Agreement.  SASI hereby accepts such appointment and agrees to perform certain administrative and supervisory services for the Corporation with respect to each of the Funds listed on Schedule A to this Agreement, as described in this Agreement.

2.                                      SERVICES TO BE PERFORMED.  SASI shall be responsible for performing or designating to a third party administrative, supervisory and servicing functions, which shall include without limitation:

(a)  General Administrative Services:  (i) authorizing expenditures and approving bills for payment on behalf of the Funds and the Shares; (ii) supervising the preparation of, and the periodic updating of, the Funds’ registration statements with respect to the Shares, including prospectuses, statements of additional information and proxy statements, and amendments and supplements thereto, for the purpose of filing such documents with the Securities and Exchange Commission (“SEC”) and state securities administrators, as applicable, and monitoring and maintaining the effectiveness of such filings, as appropriate; (iii) supervising preparation of shareholder reports, notices of dividends, capital gains distributions and tax credits for the Funds’ shareholders; (iv) supervising the daily pricing of the Funds’ investment portfolios and the publication of the respective net asset values of the Shares of each Fund, earnings reports and other financial data; (v) monitoring relationships with organizations providing services to the

Funds relating to portfolio securities held by the Fund (including, but not limited to, daily pricing of such securities and publication of the respective net asset values of the Shares of each Fund), including the Custodian and pricing vendors, (vi) supervising compliance by the Funds with recordkeeping requirements under the 1940 Act and regulations thereunder, maintaining books and records for the Funds (other than those maintained by the Custodian and the Funds’ transfer agent), and (vii) preparing and filing of tax reports other than the Funds’ income tax returns.

(b) Transfer Agency Administrative and Oversight Services:  (i) transfer agent vendor services:  monitoring the scope and quality of services provided by the Corporation’s transfer agent and by financial institutions providing sub-transfer agency services, including oversight of anti-money laundering monitoring systems and procedures, and ongoing due diligence of these entities; (ii) expense and financial controls:  providing oversight of primary transfer agent cash controls over the Funds’ demand deposit accounts for receipt of investment funds and disbursement of distributions; reviewing, validating, approving and, if appropriate, challenging invoices in dispute; preparing approved invoices for payment and fund reimbursement; monitoring fund expenses and evaluating and implementing opportunities to minimize operational expense; and (iii) shareholder administration services:  monitoring the relationship with the National Securities Clearing Corporation; monitoring relationships with organizations providing services to the Funds such as printers, and vendors coordinating the delivery of required documents and communications, including trade confirmations, statements, prospectuses, semi-annual and annual reports to shareholders and Internal Revenue Service required communications for individual retirement arrangements, coordination and oversight of “blue sky” registration, coordination of systems integration among SASI and vendors, maintaining recordkeeping and reporting relating to the Sentinel Directors Deferred Compensation Plan, maintaining an internet website for the Corporation and maintaining a sub-transfer agent relationship with Reich and Tang Distributors, Inc. with regard to the reinvestment privilege set forth in the Corporation’s prospectus.

(c)                                  SASI shall provide an annual written report to the Board of Directors of the Corporation (the “Board”), to be delivered prior to the Board meeting at which the annual review of the Corporation’s investment advisory arrangements takes place, reviewing the services provided by it under this Section 2 and describing its plans for providing such services for the following year.  SASI shall also report on current developments at each quarterly Board meeting.

3.                                      FEES.  (a) As compensation for the services to be rendered under Section 2(a) of this Agreement, the Funds will pay to SASI a monthly fee at the annual rate of 0.0375% of the first $4 billion of the Funds’ aggregate average daily net assets; 0.0350% of the next $3 billion of the Funds’ aggregate average daily net assets and 0.0325% of the Funds’ aggregate average daily net assets in excess of $7 billion.

(b)                                 With respect to the services to be rendered under Section 2(b) of this Agreement, the Funds will be responsible for all costs and expenses relating to the individuals designated by SASI to perform such services hereunder on behalf of SASI, as such costs and expenses will be allocated pursuant to National Life’s cost allocation procedures through which shared personnel and other resources are objectively allocated to each of the applicable entities.  The number of such individuals to be designated by SASI to perform services hereunder will be subject to approval by the Board.

(c)                                  In addition to the compensation and other amounts payable to SASI as described above, networking and omnibus fees paid by SASI to third party intermediaries are reimbursable to SASI in accordance with policies established by the Board, as amended from time to time.

(d)                                 In addition to the fees and other payments provided for in this Section 3, the Funds shall be responsible for all charges of outside pricing services and other out-of-pocket expenses incurred by SASI in connection with the performance of its duties hereunder.  All rights of compensation for services performed up to the termination of this Agreement shall survive the termination of this Agreement.  Liability for reimbursement of costs, out-of-pocket expenses and other obligations herein that relate to a particular Fund shall not be the responsibility of any other Fund.

4.                                      INFORMATION PERTAINING TO THE SHARES.  SASI and its officers, employees and agents are not authorized to make any representations concerning the Funds or the Shares except to communicate accurately to shareholders factual information contained in the Funds’ Prospectus and Statement of Additional Information and objective historical performance information.  SASI shall act as agent for shareholders only in furnishing information regarding the Funds and shall have no other authority to act as agent for the Funds.

During the term of this Agreement, the Funds agree to furnish SASI all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material the Funds will distribute to shareholders of the Funds or the public, which refer in any way to SASI as the administrator of the Funds, and SASI agrees to furnish the Funds all material prepared for shareholders, in each case prior to use thereof.  The Funds shall furnish or otherwise make available to SASI such other information relating to the business affairs of the Funds as SASI may, from time to time, reasonably request in order to discharge its obligations hereunder.

5.                                      COMPLIANCE WITH LAWS.  SASI assumes no responsibilities under this Agreement other than to render the services called for in this Agreement, on the terms and conditions provided in this Agreement.  SASI shall comply with all applicable federal and state laws and regulations.  SASI represents and warrants to the Funds that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its articles of incorporation and by-laws and all material contractual obligations binding upon SASI.  SASI furthermore undertakes that it will promptly inform the Funds of any change in applicable laws or regulations (or interpretations thereof) which would prevent or impair full performance of any of its obligations hereunder.

6.                                      FORCE MAJEURE.  SASI shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication or power supply.

7.                                      INDEMNIFICATION.

7.1                               INDEMNIFICATION OF SASI.  SASI, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or any loss suffered by the

Funds in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith, or negligence in the performance of such obligations or duties or by reason of the reckless disregard thereof by SASI, its directors, officers, employees and agents.  The Funds will indemnify and hold SASI, its directors, officers, employees and agents harmless, from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any losses, liabilities, damages, or expenses (collectively, “Losses”) resulting from any and all claims, demands, actions or suits (collectively, “Claims”) arising out of or in connection with actions or omissions in the Funds including, but not limited to, any misstatements or omissions in a prospectus, actions or inactions by the Funds or any of its agents or contractors or the performance of SASI’s obligations hereunder or otherwise not resulting from the willful misfeasance, bad faith, or gross negligence of SASI, its directors, officers, employees or agents, in the performance of SASI’s duties or from reckless disregard by SASI, its directors, officers, employees or agents of SASI’ obligations and duties under this Agreement.

Notwithstanding anything herein to the contrary, the Funds will indemnify and hold SASI harmless from any and all Losses (including reasonable counsel fees and expenses) resulting from any Claims as a result of SASI’s acting in accordance with any received instructions from the Funds.

7.2                               INDEMNIFICATION OF THE FUNDS.  Without limiting the rights of the Funds under applicable law, SASI will indemnify and hold the Funds harmless from any and all Losses (including reasonable fees and disbursements of counsel) from any Claims resulting from the willful misfeasance, bad faith, or gross negligence of SASI, its directors, officers, employees or agents, in the performance of SASI’ duties or from reckless disregard by SASI, its directors, officers, employees or agents of SASI’ obligations and duties under this Agreement.

7.3                               SURVIVAL OF INDEMNITIES.  The indemnities granted by the parties in this Section 7 shall survive the termination of this Agreement.

8.                                      INSURANCE.  SASI shall maintain such reasonable insurance coverage as is appropriate against any and all liabilities which may arise in connection with the performance of its duties hereunder.

9.                                      FURTHER ASSURANCES.  Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

10.                               ADDITIONAL FUNDS.  If the Corporation establishes one or more new Funds, in addition to the Funds listed in Exhibit A, which the Corporation wishes the SASI to act as administrator hereunder, the Corporation shall notify SASI in writing, and upon written acceptance by SASI, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds.

11.                               TERMINATION.  This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party.  Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by either party upon ninety (90) days written notice to the other party.

12.                               NON-EXCLUSIVITY.  Nothing in this Agreement shall limit or restrict the right of SASI to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

13.                               AMENDMENTS.  This Agreement may be amended only by mutual written consent.

14.                               NOTICE.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed post paid to the other party at the principal place of business of such party.

15.                               CERTAIN RECORDS.  Any records required to be maintained and preserved pursuant to provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by SASI on behalf of the Corporation are the property of the Corporation and will be surrendered promptly to the Corporation on request.

16.                               SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.                               GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

SENTINEL GROUP FUNDS, INC.		SENTINEL ADMINISTRATIVE SERVICES, INC.

By:	/s/ Thomas H. Brownell	By:	/s/ Thomas H. Brownell
	Name:		Name:
	Title:		Title:

SCHEDULE A

Fund Name

Sentinel Balanced Fund

Sentinel Capital Growth Fund

Sentinel Common Stock Fund

Sentinel Georgia Municipal Bond Fund

Sentinel Government Securities Fund

Sentinel Growth Leaders Fund

Sentinel International Equity Fund

Sentinel Low Duration Bond Fund

Sentinel Mid Cap Fund

Sentinel Multi-Asset Income Fund

Sentinel Small Company Fund

Sentinel Sustainable Core Opportunities Fund

Sentinel Sustainable Mid Cap Opportunities Fund

Sentinel Total Return Bond Fund